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                                                                   EXHIBIT 10(e)

                   SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
                COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS

      2005 BASE SALARY. On February 2, 2005, the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors of The Sherwin-Williams Company set the 2005 base salaries of the named executive officers, effective upon each officer's 2005 annual review date. The base salaries of the named executive officers for 2005 are as follows: C.M. Connor, Chairman and Chief Executive Officer ($1,078,870); J.M. Scaminace, President and Chief Operating Officer ($738,192); S.P. Hennessy, Senior Vice President - Finance and Chief Financial Officer ($434,460); J.G. Morikis, President, Paint Stores Group ($409,604); and L.E. Stellato, Vice President, General Counsel and Secretary ($369,720).

      ANNUAL INCENTIVE COMPENSATION TO BE EARNED IN 2005. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the named executive officers for 2005 under The Sherwin-Williams Company Management Incentive Plan based upon each such executive officer achieving 75%, 100% and 125%, respectively, of their individual performance goals. The Management Incentive Plan is part of The Sherwin-Williams Company Management Compensation Program.

                               Incentive Award as a Percentage of Base Salary
                               ----------------------------------------------
Named Executive Officer        Minimum              Target            Maximum
-----------------------        -------              ------            -------
C. M. Connor                    40                   95                140
J. M. Scaminace                 40                   75                120
S. P. Hennessy                  40                   75                120
J. G. Morikis                   30                   60                 95
L. E. Stellato                  30                   60                 95

      The Compensation Committee also approved a threshold company earnings goal and individual performance goals for the named executive officers under the Management Incentive Plan for 2005. Individual performance goals for Messrs. Connor and Scaminace relate to sales, return on equity, diluted earnings per share, free cash flow, working capital and return on sales. Mr. Scaminace has an additional individual performance goal related to the achievement of financial results of acquired businesses. Individual performance goals for Mr. Hennessy relate to sales, return on equity, diluted earnings per share, free cash flow, working capital and budget achievement. Mr. Morikis has individual performance goals related to sales, profit, return on sales, return on assets, financial results of acquired businesses and new store openings. Mr. Stellato's individual performance goals relate to sales, profit, budget achievement and various legal matters.